Exhibit 99.1

PRESS RELEASE

November 25, 2003

Mission Community Bancorp; San Luis Obispo, CA

Symbol: MISS

FOR IMMEDIATE RELEASE

Anita M. Robinson, President and Chief Executive Officer of Mission Community Bancorp, San Luis Obispo, California, announced that the Company’s Board of Directors, at their November 24, 2003 Board Meeting, approved a $0.10 per share cash dividend on the Company’s Common Stock (symbol: MISS).  The dividend will be paid on or about December 22, 2003, to shareholders of record on December 8, 2003.  The cash dividend also relates to the Company’s Series A Preferred Stock ($0.05 per share) and Series B Preferred Stock ($0.10 per share).

The Company has 630,166 shares of its Common Stock outstanding; 100,000 shares of its Series A Preferred Stock outstanding; and 20,500 shares of its Series B Preferred Stock outstanding.  Accordingly, the cash dividend will aggregate approximately $70,066.60.

Mission Community Bancorp, a bank holding company, operates Mission Community Bank, N.A., with offices in San Luis Obispo, Paso Robles, Arroyo Grande and Nipomo, California.

As of September 30, 2003, total assets were $105.2 million, total deposits were $94.4 million, and total net loans were $63.1 million, compared to $99.0 million, $87.5 million and $64.4 million, respectively, at December 31, 2002. The Company’s net income for the nine months ending September 30, 2003 totaled $341,000 as compared to $568,000 for the nine months ended September 30, 2002.

Mission Community Bank, a SBA Preferred Lender, is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  A Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several awards for its success in small business lending and community development banking services.

For more information, please contact Anita Robinson at Mission Community Bancorp (805) 782-5000.

581 Higuera Street, San Luis Obispo, California  93401